                                                                     EXHIBIT 3.1

                       GMAC FINANCIAL SERVICES CORPORATION

                          CERTIFICATE OF INCORPORATION


                                  ARTICLE FIRST


The name of the Corporation is

                      GMAC Financial Services Corporation

                                 ARTICLE SECOND

The registered office of the Corporation shall be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent in charge thereof is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801.

                                  ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                 ARTICLE FOURTH

The total number of shares of stock that the Corporation is authorized to issue is 10,000 shares of Common Stock. Each of such shares shall have $0.10 par value.

                                  ARTICLE FIFTH

The Corporation is to have perpetual existence.

                                  ARTICLE SIXTH

The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

                                 ARTICLE SEVENTH

Elections of Directors of the Corporation need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.

No Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174, or any successor provision thereto, of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit.

In furtherance, and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend, and repeal the By-Laws of the Corporation.

The Corporation may by its By-Laws confer upon the Directors powers and authorities additional to the foregoing and to those expressly conferred upon them by statute.


                                 ARTICLE EIGHTH

The Corporation may keep its books outside the State of Delaware except as otherwise provided by law.

                                  ARTICLE NINTH

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of Incorporation in the manner, now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.


                                  ARTICLE TENTH

The name and mailing address of the incorporator is Gregory K. Merryman, 3044 West Grand Boulevard, Detroit, MI 48202.


IN WITNESS WHEREOF, I, the undersigned, being the incorporator named above, do hereby execute this Certificate of Incorporation this 20th day of February, 1997.


                                                /s/  Gregory K. Merryman
                                                ------------------------